OPTION TO PURCHASE REAL PROPERTY




       1. In consideration of Seven Thousand and no/100 Dollars ($7,000.00) paid to Joyce M. Peck, c/o 1558 Texas Street, Memphis, Tennessee, 38106, hereinafter referred to as "Seller", receipt of which is hereby acknowledged, Seller hereby gives and grants to Penn National Gaming, Inc., with business offices at 825 Berkshire Boulevard, Wyomissing, PA 19610, hereinafter referred to as "Purchaser", and its assigns, the exclusive option to purchase the 65 acre real property of Seller situated in the City of Memphis, County of Shelby, State of Tennessee, and particularly described on Exhibit A which is attached hereto and made a part hereof by reference.

       2. Exercise of the option to purchase is at the sole discretion of Purchaser.

       3. The period of duration of the option is thirty (30) days from the date hereof.

       4. However, Purchaser is also granted additional options of up to three hundred thirty (330) additional days. Said options will be granted upon receipt of the sum of $7,000.00 per thirty (30) day period. The first $7,000.00 must be tendered to Seller before the expiration of the first thirty (30) day option, and each additional $7,000.00 must be tendered to Seller before the expiration of each succeeding thirty (30) day period. Said sums shall be paid out of the Escrow Account, below mentioned.

       5. The sum of seventy-seven thousand dollars ($77,000.00) shall be deposited with an Escrow Agent in Memphis, Tennessee on or before fourteen (14) days from the date of this Agreement. Said Escrow Agent shall be chosen by mutual agreement of the parties, in writing. Seller's consent to the designation of an Escrow Agent may not be unreasonably withheld. Said seventy-seven thousand dollars ($77,000.00) (hereinafter the Deposit Funds) may, at Purchaser's option, be placed by Escrow Agent in an interest bearing account.

       5. Upon failure of Purchaser to exercise this option to purchase the property, the aforementioned $7,000.00 and any additional option monies paid to Seller shall be the sole property of Seller, and there shall be no further liability of the parties



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under this agreement, one to the other.

       6. In the event Purchaser exercises its option to purchase the property, all option payments made to Seller shall be applied to the purchase price.

       7. Purchase price of the subject property is $30,000.00 per acre; purchase shall be of the property, in its entirety, described on Exhibit A. All sums due to Seller shall be paid in certified funds at closing. Property shall be surveyed at expense of Seller; survey shall be furnished to Purchaser within 30 days of the date of this Agreement.

       8. Purchaser's exercise of its option to purchase shall be written notice to Seller by hand-delivery, U.S.Mail or Federal Express, which notice, to be effective, must be actually received by Seller before midnight on the day Purchaser's option or any extensions expires.

       9. The final closing of the Purchase shall be within thirty (30) days of Purchaser's exercise of its option, subject to any extensions the parties may mutually agree upon, in writing.

       10. At closing, Seller will deliver to Purchaser a good and valid Warranty Deed on forms customarily used in Memphis, Shelby County, Tennessee, wherein the Seller will warrant that there are no liens or encumbrances on said property, except any subdivision or other restrictions of record, and any property taxes levied by the City of Memphis or County of Shelby. Seller will not grant any easements or other encumbrances on the property after the date of this Agreement.

       11. Any property taxes for years prior to the tax year of closing shall be paid by Seller; the property taxes for the year of closing shall be prorated between the Seller and the Purchaser, as of the date of closing. Any Greenbelt taxes shall be paid by Seller. Any billboard leases will be assigned to Purchaser. All tax liens, and liens of Deeds of Trust, will be removed, at the sole expense of the Seller. Any labor and materialman liens will be removed, at the sole expense of the Seller.

       12. Seller, at Seller's expense, will fill the entire 65 acres to a height one foot above the 100 year flood plain as established on FEMA maps as of December, 1994. Said fill shall be an engineered fill and compacted to 90% of Maximum Standard Proctor Density. If the property is not filled by the date of



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closing,  then the sum of $15,000.00  (of the purchase  price) per unfilled acre will be held in escrow, with sums released to Seller as the fill is completed. All fill must be completed within six (6) months after closing.

       13. In the event either party must enforce its rights under the Agreement, or otherwise seek redress from the other for damages suffered in connection with this Agreement, the losing party shall pay to the prevailing party all reasonable costs, attorney fees and suit expenses.

       14. Tennessee law shall apply in any action brought arising out of this Agreement, and all suits shall be prosecuted in the Chancery Court of Shelby County, Tennessee.

       Executed in duplicate originals as of the 20th day of June, 1997.


SELLER:



By: /s/  Joyce M. Peck
JOYCE M. PECK




PURCHASER:



By: /s/ William J. Bork
PENN NATIONAL GAMING, INC.










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                                                      Individual Acknowledgement

STATE OF TENNESSEE

COUNTY OF SHELBY


       On this the 18th day of June, 1997, before me, Ramona Allen, the undersigned officer, personally appeared Joyce M. Peck, known to me to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purpose therein contained.

       IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

                                             By: /s/ Ramona Allen

                                             Notary Public

My commission expires:

July 12, 1999

                                                       Corporate Acknowledgement

STATE OF PENNSYLVANIA

COUNTY OF BERKS


       I hereby certify that on this day before me, an officer duly authorized in the state aforesaid and in the county aforesaid to take acknowledgements, personally appeared William J. Bork , to me known to be the person described in and who executed the foregoing instrument as President of Penn National Gaming, Inc., a corporation named therein, and acknowledged before me that he executed the same as such officer, in the name of and for and on behalf of the said corporation.

       IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal this 23rd day of June, 1997.

                                       By: /s/ Susan M. Montgomery





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



                                                   Notary Public

My Commission Expires:

June 7, 1999
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